EXHIBIT 99.1

AutoZone to Open Distribution Center in Hazleton, PA

MEMPHIS, Tenn., March 7, 2008 (PRIME NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO), the nation's leading auto parts retailer and a leading distributor of automotive replacement parts and accessories, today announced plans to open a new distribution center in Hazleton, Pennsylvania. When completed in the summer of 2008, the new distribution center will employ approximately 400 AutoZoners and distribute parts and products to AutoZone stores in surrounding states.

"The increasing scope of our business requires that we enhance our supply chain capabilities," said Bill Graves, Senior Vice President of Supply Chain. "AutoZone's new facility in Hazleton will bring even more efficiencies to the process of delivering the right part at the right price to our retail and commercial customers."

AutoZone operates 7 other distribution centers throughout the country.

"The economic development team led by Mike Rossman with the Governor's Action Team and Kevin O'Donnell with Can Do were particularly helpful in the process of where to locate our new facility," Graves said. "We are also appreciative of the efforts of Representative Todd Eachus and Senator Ray Musto, both of whom played key roles in helping convince us the Hazleton area was the best place for our investment. Thanks also to the Hazle Township Board of Supervisors, the Hazleton Area School District, and the Luzerne County Commissioners for their support in bringing this project to reality. And a special note of thanks to the Hazle Township Building Department, whose staff has been extremely helpful as we advanced construction on our building."

About AutoZone:

As of February 9, 2008, AutoZone sells auto and light truck parts, chemicals and accessories through 4,000 AutoZone stores in 48 states, the District of Columbia and Puerto Rico in the U.S. and 128 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, and service stations. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information, and auto and light truck parts through www.autozone.com. AutoZone does not derive revenue from automotive repair or installation.

CONTACT:  AutoZone, Inc.
          Financial:
          Brian Campbell
            (901) 495-7005
            brian.campbell@autozone.com
          Media:
          Ray Pohlman
            (901) 495-7962
            ray.pohlman@autozone.com